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                                                                    EXHIBIT 23.1


                               Consent of KPMG LLP


To Board of Directors
Northfield Laboratories Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-15877, 333-51681, and 333-79579) on Form S-8 of Northfield Laboratories Inc. of our report dated June 29, 2000, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 2000 and for the cumulative period from June 19, 1985 (inception) through May 31, 2000, which report appears in the May 31, 2000 annual report on Form 10-K of Northfield Laboratories Inc.


KPMG LLP  [LOGO]


Chicago, Illinois
August 16, 2000